Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163079

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Ordinary Shares, $0.01 par value	42,864,843	$13.10	$561,529,443.30	$64,351.27

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 13, 2009)

Warner Chilcott plc

42,864,843 Ordinary Shares

All of the ordinary shares in this offering are being sold by the selling shareholders, which include members of our senior management, identified in this prospectus supplement. Warner Chilcott plc will not receive any of the proceeds from the sale of the shares being sold by the selling shareholders.

Our ordinary shares are listed on The NASDAQ Global Market under the symbol “WCRX.” On September 5, 2012, the last reported sale price of our ordinary shares on The NASDAQ Global Market was $14.19 per share.

The underwriter proposes to offer the ordinary shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See “Underwriting.”

The underwriter has agreed to purchase our ordinary shares from the selling shareholders at a price of $13.10 per share, which will result in approximately $561.5 million of proceeds to the selling shareholders.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about September 11, 2012

Citigroup

The date of this prospectus supplement is September 5, 2012.

Prospectus

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not, and the underwriter has not, authorized anyone to give you any other information, and neither we nor the underwriter take responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the ordinary shares described herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus which is dated November 13, 2009, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any ordinary shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This prospectus supplement includes market share and industry data that we obtained from industry publications and surveys and internal company sources. IMS Health, Inc. (“IMS”) was the primary source for third-party industry data and forecasts. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed or incorporated by reference under the heading “Risk Factors” in this prospectus supplement.

S-ii

SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our business and this offering, you should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement. You should also carefully consider the matters discussed under “Risk Factors.”

Unless otherwise noted or the context otherwise requires, references in this prospectus supplement to “Warner Chilcott,” “the Company,” “our company,” “we,” “us” or “our” refer to Warner Chilcott plc and its direct and indirect subsidiaries.

Warner Chilcott

We are a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. Our franchises are comprised of complementary portfolios of established branded and development-stage products that we actively manage throughout their life cycles. Multiple products make up our existing sales base and several of these provide opportunities for future growth.

Our women’s healthcare franchise is anchored by our strong presence in the hormonal contraceptive, osteoporosis and hormone therapy (“HT”) markets. Our hormonal contraceptive product offerings include: LOESTRIN 24 FE (norethindrone acetate and ethinyl estradiol tablets, USP and ferrous fumarate tablets), the leading branded product in the U.S. hormonal contraception market according to IMS, and LO LOESTRIN FE (norethindrone acetate and ethinyl estradiol tablets, ethinyl estradiol tablets and ferrous fumarate tablets), our oral contraceptive product launched in January 2011 that offers women the lowest dosage of estrogen of any oral contraceptive currently available in the U.S. market. In January 2011, we also commenced our promotional efforts for ATELVIA (risedronate sodium delayed-release tablets), our product for the treatment of postmenopausal osteoporosis in the United States. ATELVIA is the first, and currently the only, oral bisphosphonate that can be taken immediately after breakfast, thereby eliminating the waiting time to eat or drink. In addition, ACTONEL (risedronate sodium tablets), which we acquired from The Procter & Gamble Company (“P&G”) in October of 2009 in connection with our acquisition (the “PGP Acquisition”) of P&G’s global branded pharmaceuticals business, remains the leading branded product in the U.S. oral bisphosphonate market for the prevention and treatment of osteoporosis in women, based on IMS data. We also have a significant presence in the HT market, where we offer ESTRACE Cream (estradiol vaginal cream, USP, 0.01%) and other HT products.

Our gastroenterology franchise is built upon our ASACOL (mesalamine) product line, which we acquired in the PGP Acquisition. ASACOL is the leading treatment for ulcerative colitis in the U.S. market for orally administered 5-aminosalicylic acid products, with approximately 50% of the market based on filled prescriptions according to IMS. Our urology franchise is currently centered on ENABLEX (darifenacin extended-release tablets), a product for the treatment of overactive bladder which we acquired from Novartis Pharmaceuticals Corporation in late 2010, and we also have development work ongoing for potential new products to augment this franchise. In dermatology, we continue to sell DORYX (doxycycline hyclate delayed-release tablets, USP) in the United States which is indicated for adjunctive treatment of severe acne.

Our principal executive offices are located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland. Our telephone number at this address is +353.1.897.2000.

The Offering

Ordinary shares offered by the selling shareholders	42,864,843 ordinary shares.

Ordinary shares to be outstanding after this offering	250,468,235 ordinary shares.

Use of proceeds	We will not receive any proceeds from the ordinary shares being sold by the selling shareholders.

Dividends	On August 21, 2012, we declared a special cash dividend of $4.00 per share (the “Dividend”). The Dividend will be paid on September 10, 2012 to shareholders of record of the Company on August 31, 2012. Accordingly, you will not be entitled to receive the Dividend payment on September 10, 2012 with respect to any ordinary shares that you purchase in this offering.

On August 7, 2012, we announced a new dividend policy under which we expect to pay a total annual cash dividend of $0.50 per share in equal semi-annual installments of $0.25 per share. Any declaration to pay such future cash dividends will depend on our earnings and financial condition and other relevant factors at such time. Additionally, our senior secured credit facilities and the indenture governing our notes limit our ability to pay dividends. The first semi-annual dividend is expected to be paid, subject to declaration by the board of directors, in the fourth quarter of 2012.

The NASDAQ Global Market symbol	“WCRX”

Risk factors	Investing in our ordinary shares involves substantial risks. You should carefully consider all the information included or incorporated by reference in this prospectus supplement prior to investing in our ordinary shares. In particular, we urge you to carefully consider the factors set forth under “Risk Factors.”

The number of our ordinary shares to be outstanding immediately after the closing of this offering is based on 250,468,235 ordinary shares outstanding as of August 31, 2012.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors set forth below before making an investment in our ordinary shares. In addition, you should read and consider the risk factors associated with our business included in Item IA. under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 as updated by our subsequent filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Risks Relating to the Offering

Future sales of our ordinary shares could depress the market price of our ordinary shares.

Sales of a substantial number of our ordinary shares, in the public market or otherwise, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares. We currently have a total of approximately 250.5 million of our ordinary shares outstanding.

In November 2009, certain of our shareholders sold 23.0 million ordinary shares in a prior registered offering. The selling shareholders included affiliates of Bain Capital Partners, DLJ Merchant Banking, J.P. Morgan Partners (advised by CCMP Capital Advisors, LLC) and Thomas H. Lee Partners, L.P. (collectively, the “Sponsors”), certain other institutional shareholders and members of our senior management. During 2010, one of our Sponsors divested (either by sale or via a distribution to its investors) the remainder of its holdings of our shares, or approximately 33.8 million ordinary shares in the aggregate. In March 2011, certain of our shareholders sold an aggregate of approximately 26.5 million ordinary shares in a prior registered offering. The selling shareholders included the remaining Sponsors and members of our senior management. Our remaining Sponsors collectively will beneficially own approximately 14% of our outstanding ordinary shares following the offering. All of the ordinary shares held by them were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 thereunder, subject to volume and manner of sale limits and contractual restrictions. The remaining Sponsors have the right, subject to certain conditions, to cause us to register the ordinary shares that they currently own; and members of our senior management, who own substantially all of the remaining outstanding ordinary shares that are not freely tradable, have “piggyback” registration rights in respect of any such Sponsor-requested registration. In addition, our articles of association permit the issuance of up to approximately 249.5 million additional ordinary shares. Thus, we have the ability to issue substantial amounts of ordinary shares in the future, which would dilute the percentage ownership held by current shareholders.

In addition, we have also filed a registration statement on Form S-8 under the Securities Act to register up to approximately 17.3 million of our ordinary shares issued pursuant to awards granted under the Warner Chilcott Equity Incentive Plan (the “Plan”), plus an indeterminate number of additional shares to prevent dilution resulting from stock splits, stock dividends or similar transactions. As restricted share awards and their equivalents under the Plan are granted and vest and option awards under the Plan are granted, vest and are exercised, subject to certain limitations under the management shareholders agreement, the shares vesting and/or issued on exercise, as applicable, generally will be available for sale in the open market by holders who are not our affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are our affiliates. As of June 30, 2012, options to purchase approximately 5.9 million of our ordinary shares were outstanding (of which options to acquire approximately 3.6 million ordinary shares were vested). In addition, as of June 30, 2012, approximately 7.9 million restricted shares and their equivalents were granted under the Plan (of which approximately 5.2 million shares were vested or forfeited).

Except as disclosed in this prospectus supplement, we, our directors and executive officers and the selling shareholders have agreed with the underwriter not to sell, dispose of, or hedge any of our ordinary shares or securities convertible into or exchangeable for our ordinary shares, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date that is 60 days after the date of this prospectus supplement. However, this agreement is subject to a number of exceptions that may result in sales prior to the expiration of the 60-day period. In addition, the underwriter may consent to the release of some or all of these shares that are subject to lock-up agreements for sale prior to the expiration of the applicable lock-up agreement. Immediately after the expiration of the 60-day lock-up period, these shares will be eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations and applicable holding period requirements, or may be registered for sale pursuant to the registration rights described above.

The market price of our ordinary shares may be volatile, which could cause the value of your investment to decline significantly.

Securities markets worldwide experience significant price and volume fluctuations in response to general economic and market conditions and their effect on various industries. This market volatility could cause the price of our ordinary shares to decline significantly and without regard to our operating performance. In addition, the market price of our ordinary shares could decline significantly if our future operating results fail to meet or exceed the expectations of public market analysts and investors.

Some specific factors that may have a significant effect on our ordinary shares’ market price include:

•	actual or expected fluctuations in our operating results;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	conditions in our industry generally;

•	conditions in the financial markets in general or changes in general economic conditions;

•	our inability to raise additional capital;

•	changes in market prices for our products; and

•	changes in stock market analyst recommendations regarding our ordinary shares, other comparable companies or our industry generally.

Provisions of our articles of association could delay or prevent a takeover of us by a third party.

Our articles of association could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the price of our ordinary shares. For example, our articles of association:

•	permit our board of directors to issue one or more series of preferred shares with rights and preferences designated by our board;

•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings;

•	stagger the terms of our board of directors into three classes; and

•

require the approval of a supermajority of the voting power of the shares of our share capital entitled to vote generally in the election of directors for shareholders to amend or repeal our articles of association.

These provisions may discourage potential takeover attempts, discourage bids for our ordinary shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, our ordinary shares. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors other than the candidates nominated by our board.

Because our remaining Sponsors own a substantial portion of our outstanding ordinary shares, if they act collectively, the influence of our public shareholders over significant corporate actions may be limited, and conflicts of interest between our remaining Sponsors and us or you could arise in the future.

Our remaining Sponsors collectively will beneficially own approximately 14% of our outstanding ordinary shares following the offering. As a result, if such Sponsors act collectively, they could exercise substantial influence over the composition of our board of directors and the vote of our ordinary shares. If this were to occur, our remaining Sponsors could have a significant amount of control over our decisions to enter into any corporate transaction and could make it very difficult for us to enter into any transaction that requires the approval of our stockholders even if other equity holders believe that any such transactions are in their own best interests. If our remaining Sponsors act collectively, they could also exercise substantial control over our decision to make acquisitions that increase our indebtedness or sell revenue-generating assets. Additionally, our remaining Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our remaining Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our remaining Sponsors continue to own a significant amount of our equity, if they exercise their shareholder rights collectively, they would be able to significantly influence our decisions.

We are incorporated in Ireland, and Irish law differs from the laws in effect in the United States and may afford less protection to, or otherwise adversely affect, our shareholders.

Our shareholders may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As an Irish company, we are governed by the Irish Companies Acts (the “Companies Act”). The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. For example, under Irish law, the duties of directors and officers of a company are generally owed to the company only. As a result, shareholders of Irish companies do not have the right to bring an action against the directors or officers of a company, except in limited circumstances. In addition, depending on the circumstances, shareholders may be subject to different or additional tax consequences under Irish law as a result of their acquisition, ownership and/or disposition of our ordinary shares, including, but not limited to, Irish stamp duty, dividend withholding tax and capital acquisitions tax.

We are an Irish company and it may be difficult for you to enforce judgments against us.

We are incorporated in Ireland and a substantial portion of our assets are located in jurisdictions outside the United States. It may therefore be difficult for investors to effect service of process against us or to enforce against us judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before a foreign judgment will be deemed to be enforceable in Ireland:

•	the judgment must be for a definite sum;

•	the judgment must be final and conclusive; and

•	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier judgment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the financial statements and other documents incorporated by reference in this prospectus supplement contains forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements:

•	our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts;

•	competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products;

•	our ability to protect our intellectual property;

•

a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or third party manufacturers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain;

•

pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products;

•	changes in tax laws or interpretations that could increase our consolidated tax liabilities;

•

government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals;

•	adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject;

•	the loss of key senior management or scientific staff;

•	our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products;

•	our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and

•	the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2011, and from time-to-time in our other investor communications.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the ordinary shares being sold by the selling shareholders.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed and traded on The NASDAQ Global Market (“Nasdaq”) under the symbol “WCRX.” The following table sets forth, for the periods indicated, the high and low prices per share of the ordinary shares on Nasdaq.

	High	Low
2010
First quarter	$29.24	$24.85
Second quarter	28.95	21.75
Third quarter	30.57	20.31	(1)
Fourth quarter	25.32	19.01
2011
First quarter	$25.07	$21.70
Second quarter	25.92	21.99
Third quarter	24.65	13.63
Fourth quarter	19.00	12.90
2012
First quarter	$17.58	$15.46
Second quarter	23.28	15.17
Third quarter (through September 5, 2012)	18.84	12.90	(2)

(1)	On September 8, 2010, we paid a special cash dividend of $8.50 per share to shareholders of record on August 30, 2010.

(2)	On August 21, 2012, we declared the Dividend, which will be paid on September 10, 2012 to shareholders of record on August 31, 2012.

On September 5, 2012, the last reported sale price of our ordinary shares on Nasdaq was $14.19 per share. As of August 31, 2012, there were approximately five holders of record of our ordinary shares (excluding holders of restricted shares under our equity incentive plan).

DIVIDEND POLICY

On August 21, 2012, we declared the Dividend of $4.00 per share, or approximately $1,001.9 million in the aggregate, which we funded from new term loans and cash on hand. The Dividend will be paid on September 10, 2012 to shareholders of record of the Company on August 31, 2012. Accordingly, you will not be entitled to receive the Dividend payment on September 10, 2012 with respect to any ordinary shares that you purchase in this offering.

On September 8, 2010, we paid a special cash dividend of $8.50 per share, or approximately $2,144.3 million in the aggregate, which we funded through the issuance of additional term debt and senior notes totaling $2,250.0 million. Prior to September 2010, we did not pay any cash dividends on our ordinary shares.

On August 7, 2012, we announced a new dividend policy under which we expect to pay a total annual cash dividend of $0.50 per share in equal semi-annual installments of $0.25 per share. Any declaration to pay such future cash dividends will depend on our earnings and financial condition and other relevant factors at such time. Additionally, our senior secured credit facilities and the indenture governing our notes limit our ability to pay dividends. The first semi-annual dividend is expected to be paid, subject to declaration by the board of directors, in the fourth quarter of 2012.

SELLING SHAREHOLDERS

The following table and accompanying footnotes show certain information as of August 31, 2012 regarding the selling shareholders, including the names of the selling shareholders, their beneficial ownership prior to and after the completion of this offering and the number of shares that the selling shareholders intend to sell in this offering.

For purposes of the table below, we deem ordinary shares subject to options or warrants that are currently exercisable or exercisable within 60 days of August 31, 2012 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the ordinary shares beneficially owned by them. On August 31, 2012, there were 250,468,235 ordinary shares outstanding. Unless otherwise specified, the address of each selling shareholder is c/o Warner Chilcott plc, 1 Grand Canal Square, Docklands, Dublin 2, Ireland.

	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
Selling Shareholders	Number	Percent		Number	Percent
Bain Capital Investors, LLC (1)	24,382,071	9.7%	12,890,449	11,491,622	4.6%
JPMP Capital Corp. (2)	25,491,618	10.2%	14,000,000	11,491,618	4.6%
Thomas H. Lee Partners, L.P. (3)	25,491,622	10.2%	14,000,000	11,491,622	4.6%
Paul Herendeen (4)	1,024,156	*	309,240	714,916	*
Alvin D. Howard (5)	307,686	*	147,639	160,047	*
W. Carl Reichel (6)	425,699	*	98,718	326,981	*
Izumi Hara (7)	270,230	*	126,993	143,237	*
Herman Ellman (8)	258,781	*	23,500	235,281	*
Anthony D. Bruno (9)	382,773	*	83,559	299,214	*
Tina deVries (10)	156,709	*	75,194	81,515	*
Boston Foundation, Inc. (11) (12)	180,782	*	180,782	—	—
Combined Jewish Philanthropies of Greater Boston, Inc. (11) (13)	373,513	*	373,513	—	—
The Crimson Lion Foundation (11) (14)	124,297	*	124,297	—	—
The Edgerley Family Foundation (11) (15)	173,971	*	173,971	—	—
Fidelity Investments Charitable Gift Fund (11) (16)	256,988	*	256,988	—	—
Total	79,300,896	31.7%	42,864,843	36,436,053	14.5%

*	Less than 1%.

(1)	Includes interests owned by Bain Capital (WC) Netherlands B.V., which is owned by Bain Capital (WC) Luxembourg S.à.r.l., which in turn is owned by Bain Capital Integral Investors II, L.P. (“Integral”) and BCIP Associates—G (“BCIP—G”). Bain Capital Investors, LLC (“BCI”) is the general partner of Integral and the managing partner of BCIP—G. Voting and investment determinations with respect to the shares held by the foregoing Bain Capital entities (the “Bain Capital Entities”) are made by an investment committee comprised of the following managing directors of BCI: Andrew Balson, Steven Barnes, Joshua Bekenstein, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, Jon Kilgallon, Lew Klessel, Matthew Levin, Ian Loring, Philip Loughlin, Seth Meisel, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi and Stephen Zide. As a result, and by virtue of the relationships described in this footnote, the investment committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of the investment committee of BCI disclaims beneficial ownership of such shares. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(2)	In the case of JPMP Capital Corp., includes interests owned by J.P. Morgan Partners (Cayman/WC) Ltd (“Cayman/WC”) which is owned by each of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Cayman) III, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II-A, L.P. and J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P. (collectively, the “Global Investor Funds”) and J.P. Morgan Partners (BHCA), L.P. (“JPMP BHCA”). The general partner of the Global Investor Funds is JPMP Global Investors, L.P. (“JPMP Global”). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P. (“JPMP MFM”). The general partner of JPMP Global and JPMP MFM is JPMP Capital Corp. (“JPMP Capital”), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company (“JPM Chase”). Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA. JPMP Capital exercises voting and dispositive power over the securities held by the Global Investor Funds and JPMP BHCA. Norma C. Corio, John Wilmot and Ana Capella Gomez-Acebo are officers of JPMP Capital Corp. who may be deemed to have voting and dispositive power over, and therefore may be deemed to beneficially own, the shares beneficially owned by the J.P. Morgan Partners entities. Each of Ms. Corio, Mr. Wilmot and Ms. Capella Gomez-Acebo disclaims beneficial ownership of such shares, except to the extent of their respective pecuniary interest therein. The address of each of the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1—9005, Cayman Islands. Each of Cayman/WC, the Global Investor Funds, JPMP BHCA, JPMP Global, JPMP MFM and JPMP Capital are part of the J.P. Morgan Partners private equity business unit of JPM Chase. J.P. Morgan Partners is one of our Sponsors.

Stephen P. Murray, a member of our board of directors, is the President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 when the buyout/growth equity professionals of J.P. Morgan Partners separated from JPM Chase to form an independent private equity platform. Mr. Murray disclaims any beneficial ownership of any shares beneficially owned by the J.P. Morgan Partners entities except to the extent of his pecuniary interest therein. The address of Mr. Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167.

(3)	Includes interests owned by THL WC (Dutch) B.V., a private company with limited shares incorporated under the laws of the Netherlands. The address for THL WC (Dutch) B.V. is c/o De Lairessestraat 154, 1075 HL Amsterdam, the Netherlands. THL WC (Dutch) B.V. is a wholly owned subsidiary of THL WC (Luxembourg) S.a.r.l, which in turn is 100% owned by THL WC (Cayman), L.P. The general partner of THL WC (Cayman), L.P. is THL Advisors (Alternative) V, L.P. THL Advisors (Alternative) V, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands. Thomas H. Lee Advisors (Alternative) V Limited, LDC, a limited duration company formed under the laws of the Cayman Islands (the “LDC”), is the general partner of THL Advisors (Alternative) V, L.P. The address of the LDC is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands.

The persons who are members of the LDC are the same persons who are members of Thomas H. Lee Advisors, LLC, a Delaware limited liability company that is the general partner of Thomas H. Lee Partners, L.P. Thomas H. Lee Partners, L.P. is one of our Sponsors. Todd M. Abbrecht, a member of our board of directors, is a Managing Director of Thomas H. Lee Partners, L.P., and thus may be deemed to have shared voting and investment power over, and further may be deemed to beneficially own shares held of record by, THL WC (Dutch) B.V. Mr. Abbrecht disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Mr. Abbrecht is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.

(4)	Mr. Herendeen currently serves as our Chief Financial Officer and Executive Vice President.

(5)	Mr. Howard currently serves as our Senior Vice President, Regulatory Affairs.

(6)	Includes interests owned by certain family trusts for which Mr. Reichel’s wife, Margaret S. Reichel, and certain other relatives of Mr. and Mrs. Reichel serve as trustee. Mr. Reichel was a member of our senior management until December 31, 2011.

(7)	Ms. Hara currently serves as a Senior Vice President.

(8)	Mr. Ellman currently serves as Senior Vice President, Clinical Development.

(9)	Includes interests owned by certain family trusts for which Mr. Bruno’s wife, Gina Bruno, and J.P. Morgan Trust Company of Delaware serve as co-trustees. Mr. Bruno was a member of our senior management until December 31, 2011.

(10)	Ms. deVries currently serves as Vice President, Clinical Pharmacology.

(11)	Represents shares received by such entities as a result of charitable contributions by certain partners and other employees of the Bain Capital Entities prior to the offering.

(12)	The address of Boston Foundation, Inc. is 75 Arlington Street, Boston, MA 02116.

(13)	The address of the Combined Jewish Philanthropies of Greater Boston, Inc. is 126 High Street, Boston, MA 02110.

(14)	The address of The Crimson Lion Foundation is 31 St. James Ave. Suite 740, Boston, MA 02116.

(15)	The address of The Edgerley Family Foundation is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(16)	The address of Fidelity Investments Charitable Gift Fund is 200 Seaport Boulevard, ZE7, Boston, MA 02210.

MATERIAL TAX CONSIDERATIONS

The information presented under the caption “U.S. Federal Income Tax Considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in the ordinary shares. The information presented under the caption “Irish Tax Considerations” is a discussion of the material Irish tax consequences of investing in the ordinary shares.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in ordinary shares under the laws of the United States (federal, state and local), Ireland and any other applicable foreign jurisdiction.

U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences to U.S. Holders (as defined below) of owning and disposing of ordinary shares that are held as capital assets for U.S. federal income tax purposes. It does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the ordinary shares. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, application of the “Medicare Contribution tax,” tax consequences under any tax treaty and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own ten percent or more of our voting stock;

•	regulated investment companies;

•

U.S. Holders who are also resident or ordinarily resident in Ireland for Irish tax purposes or who are otherwise subject to Irish income tax or capital gains tax with respect to our ordinary shares; or

•	persons holding our ordinary shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ordinary shares in their particular circumstances.

This discussion assumes that the Company is not, and will not become, a passive foreign investment company (a “PFIC”), as described below.

Tax Consequences of Owning Ordinary Shares

Taxation of Distributions

Distributions paid on ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s basis in the shares and then as capital gain. Because the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2013 may be taxable at favorable rates, up to a maximum federal rate of 15%. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends. The amount of a dividend will include any amounts withheld by the Company in respect of Irish taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

For foreign tax credit limitation purposes, dividends paid on the ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Sale or Other Disposition of Ordinary Shares

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Long term capital gain recognized by a noncorporate U.S. Holder may be eligible for reduced rate of taxation. There are limitations on the deductibility of capital losses. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

The Company believes that it was not a PFIC for U.S. federal income tax purposes for its 2011 taxable year, and it does not expect to become one in the foreseeable future. However, because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that the Company will not be a PFIC for any taxable year. If the Company was or is a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, certain adverse tax consequences could apply to such U.S. Holder.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals may be required to report information relating to their ownership of an interest in certain foreign financial assets, including stock of a non-U.S. person, generally on Form 8938, subject to exceptions (including an exception for stock held through a U.S. financial institution). Certain U.S. Holders that are entities may be subject to similar rules in the future. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the ordinary shares.

Irish Tax Considerations

Scope of Discussion

The following is a general summary of the main Irish tax considerations applicable to certain investors in respect of owning and disposing of ordinary shares. It is based on existing Irish law and practices in effect on the date of this prospectus supplement and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below. The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to ordinary shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions, of investing in ordinary shares.

Withholding Tax on Dividends

Distributions by the Company will generally be subject to dividend withholding tax (“DWT”) at the standard rate of Irish income tax (currently 20%) unless one of the exemptions described below applies. DWT (if any) arises in respect of dividends paid by Irish resident companies. For DWT purposes, a dividend includes any distribution that may be made by the Company to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. The Company is responsible for withholding DWT at source in respect of a distribution and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from the Company if the shareholder is:

•	an individual shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

•

a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a stock exchange in Ireland, on one or more than one recognized stock exchange in a “relevant territory” or “relevant territories” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on one or more than one recognized stock exchange in a “relevant territory” or “relevant territories” or on such other stock exchange approved by the Irish Minister for Finance;

and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker (and the relevant information is further transmitted to a qualifying intermediary appointed by the Company) (in the case of shares held through the Depository Trust Company (“DTC”)), or to the Company’s Transfer Agent, American Stock Transfer & Trust Company, LLC (in the case of shares held outside of DTC).

The Company has an agreement in place with The Bank of New York Mellon (which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary”) which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC, as described below. The agreement generally provides for certain arrangements relating to cash distributions in respect of those ordinary shares that are held through DTC (the “Deposited Securities”). The agreement provides that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities, after the Company delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The Company will rely on information received directly or indirectly from brokers and its Transfer Agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required Irish DWT forms, as described below. Shareholders who are required to file Irish DWT forms in order to receive dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT. Links to the various Irish DWT forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html.

The table below sets forth the current list of “relevant territories” as defined for the purposes of DWT.

Relevant Territories
Albania	Estonia	Luxembourg	Russia
Armenia	Finland	Macedonia	Saudi Arabia
Australia	France	Malaysia	Serbia
Austria	Georgia	Malta	Singapore
Bahrain	Germany	Mexico	Slovak Republic
Belarus	Greece	Moldova	Slovenia
Belgium	Hong Kong	Montenegro	South Africa
Bosnia & Herzegovina	Hungary	Morocco	Spain
Bulgaria	Iceland	Netherlands	Sweden
Canada	India	New Zealand	Switzerland
Chile	Israel	Norway	The Republic of Turkey
China	Italy	Pakistan	United Arab Emirates
Croatia	Japan	Panama	United Kingdom
Cyprus	Korea	Poland	United States
Czech Republic	Kuwait	Portugal	Uzbekistan
Denmark	Latvia	Qatar	Vietnam
Egypt	Lithuania	Romania	Zambia

Shares Held by U.S. Resident Shareholders

Dividends paid on ordinary shares that are owned by residents of the U.S. should not be subject to DWT, subject to the completion and delivery of the relevant forms.

Residents of the U.S. who hold their shares through DTC will be entitled to receive dividends without DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the United States. The Company strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary). To provide proof of a U.S. address, U.S. shareholders should have a Form W-9 on file with their broker.

Residents of the U.S. who hold their shares outside of DTC will be entitled to receive dividends without DWT provided that the shareholder has completed the appropriate Irish DWT form and filed it with the Company’s Transfer Agent. The Company strongly recommends that such shareholders complete the appropriate Irish DWT forms and provide them to the Company’s Transfer Agent as soon as possible after acquiring their shares.

If any shareholder who is resident in the U.S. receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Shares Held by Residents of “Relevant Territories” Other Than the United States

Shareholders who are residents of “relevant territories” other than the United States must complete the appropriate Irish DWT forms in order to receive dividends without DWT. Such shareholders must provide the appropriate Irish DWT forms to their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary) (in the case of shares held through DTC), or to the Company’s Transfer Agent (in the case of shares held outside of DTC). The Company strongly recommends that such shareholders complete the appropriate Irish DWT forms and provide them to their brokers or the Company’s Transfer Agent, as the case may be, as soon as possible. If any shareholder who is resident in a “relevant territory” receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Please note that this exemption from DWT does not apply to a shareholder (other than a body corporate) that is resident or ordinarily resident in Ireland or to a body corporate that is under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland, but other exemptions may apply.

It may also be possible for such a shareholder to rely on a double tax treaty to limit the applicable DWT.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders will be subject to DWT in respect of dividends paid on their ordinary shares.

Shareholders that are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate Irish DWT forms and provide them to their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary) (in the case of shares held through DTC), or to the Company’s Transfer Agent (in the case of shares held outside of DTC). Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax adviser.

Shares Held by Other Persons

Shareholders who do not reside in a “relevant territory” or in Ireland will usually be subject to DWT in respect of dividends paid on their ordinary shares, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish DWT form to his or her broker (so that such broker can further transmit the relevant information to the Company’s qualifying intermediary) (in the case of shares held through DTC), or to the Company’s Transfer Agent (in the case of shares held outside of DTC). The Company strongly recommends that such shareholders to whom an exemption applies complete the appropriate Irish DWT forms and provide them to their brokers or the Company’s Transfer Agent, as the case may be, as soon as possible.

If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Income Tax on Dividends Paid on Ordinary Shares

Irish income tax (if any) arises in respect of dividends paid by Irish resident companies.

A shareholder who is not resident or ordinarily resident in Ireland and who is entitled to an exemption from DWT generally has no liability for Irish income tax or the universal social charge on a dividend from the Company unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder who is not resident or ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability for the universal social charge in Ireland unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by the Company discharges such liability for Irish tax provided that the shareholder furnishes a statement of DWT imposed to the Irish Revenue Commissioners.

Irish resident or ordinarily resident shareholders may be subject to Irish income tax and/or the universal social charge on dividends received from the Company. Such shareholders should consult their own tax adviser.

Irish Tax on Chargeable Gains

A disposal of ordinary shares by a shareholder who is resident or ordinarily resident in Ireland may, depending on the circumstances (including the availability of exemptions and reliefs, and taking into account the price paid or treated as paid for the asset), give rise to a chargeable gain or allowable loss for the purposes of the Irish taxation of chargeable gains. The current rate of capital gains tax in Ireland is 30%. A holder of ordinary shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, still be liable for Irish taxation on any chargeable gain realized.

Holders of ordinary shares who are not resident or, in the case of individuals, ordinarily resident for tax purposes in Ireland should not be liable for Irish tax on chargeable gains realized on a disposal of their ordinary shares unless such shares are used, held or acquired for the purposes of a trade or business carried on by such holder in Ireland through a branch or agency.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) is comprised principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because the ordinary shares are regarded as property situated in Ireland as the share register of Warner Chilcott must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 30% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT.

Stamp Duty

Irish stamp duty (if any) becomes payable in respect of the transfer of Warner Chilcott shares. Irish stamp duty is currently 1% of the price paid or market value of the shares acquired, if higher, and is a liability of the buyer or transferee.

Shares Held Through DTC

A transfer of ordinary shares from a seller who holds the shares through DTC to a buyer who holds the acquired shares through DTC will not be subject to Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of ordinary shares by a seller who holds the shares outside of DTC to any buyer, or by a seller who holds the shares through DTC to a buyer who holds the acquired shares outside of DTC, may be subject to Irish stamp duty.

A shareholder who holds ordinary shares outside of DTC may transfer those shares into DTC (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and at the time of the transfer into DTC (or vice versa) there is no agreement for the sale of the shares by the beneficial owner to a third party. In order to benefit from this exemption from Irish stamp duty, the seller must confirm to the Company that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and there is no agreement for the sale of the shares by the beneficial owner to a third party.

Any transfer of ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the Company’s Transfer Agent. The Company’s articles of association delegate to the Company’s Secretary or an assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the Secretary or an assistant secretary may do if for any reason such instrument is required and has not been lodged with the Company. The Company may, in its absolute discretion, pay (or cause one of its affiliates to pay) any Irish stamp duty payable in respect of a transfer of shares. In the event of any such payment, the Company (i) may seek reimbursement from the buyer, (ii) have a lien against the Warner Chilcott shares acquired by such buyer and any dividends paid on such shares, and (iii) may set-off the amount of the Irish stamp duty against future dividends on such shares.

UNDERWRITING

The Company, the selling shareholders and Citigroup Global Markets Inc., the sole underwriter, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 42,864,843 shares from the selling shareholders at a price of $13.10 per share.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

The underwriter proposes to offer the ordinary shares for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may do so by selling the ordinary shares to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the ordinary shares for whom they may act as agents. In connection with the sale of the ordinary shares, the underwriter may be deemed to have received compensation in the form of underwriting discounts, and the underwriter may also receive commissions from the purchasers of the ordinary shares for whom they may act as agents. The underwriter and any broker/dealers that participate with the underwriter in the distribution of the ordinary shares may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the shares by them may be deemed to be underwriting discounts or commissions.

The underwriter is purchasing the ordinary shares from the selling shareholders at $13.10 per share (resulting in net proceeds to the selling shareholders of approximately $561.5 million).

Pursuant to the Amended and Restated Shareholders Agreement dated as of March 31, 2005 the Company and the shareholders party thereto, as amended, the Company has agreed to pay all expenses related to the registration of the shares being offered hereby. The Company estimates total expenses of the offering will be approximately $700,000.

The Company and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The Company and the selling shareholders and other parties have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. This agreement does not apply to any existing employee benefit plans. In the event that any ordinary shares or securities convertible into or exchange for ordinary shares owned by our Sponsors that are selling shareholders in this offering are released from the restrictions set forth above, the other Sponsors shall be entitled to a proportionate release from such restrictions.

In connection with the offering, the underwriter may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this Prospectus Supplement (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by Warner Chilcott or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the issuer, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of its various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which it has received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the ordinary shares being offered will be passed on for us by Arthur Cox, Solicitors, Dublin, Ireland. Certain other legal matters will be passed on by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed on for the underwriter by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like the Company who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows the Company to incorporate by reference information into this document. This means that the Company can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus supplement incorporates by reference the documents listed below and any future filings that the Company makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus supplement are sold.

Warner Chilcott SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2011
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2012 and June 30, 2012
Current Reports on Form 8-K	Filed on February 1, 2012, March 13, 2012, May 1, 2012 (Item 2.06 only), May 9, 2012, July 9, 2012, August 13, 2012, August 17, 2012, and August 21, 2012

Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

c/o Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Investor Relations

Telephone: (973) 442-3200

PROSPECTUS

WARNER CHILCOTT PLC

Ordinary Shares, Preferred Shares, Debt Securities,

Warrants, Purchase Contracts and Units

We may offer from time to time ordinary shares, preferred shares, debt securities, warrants, purchase contracts or units. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our ordinary shares are listed on The NASDAQ Stock Exchange under the trading symbol “WCRX.”

Investing in these securities involves certain risks. See “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, and in any comparable section of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus we provide to you. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise noted or the context otherwise requires, references in this prospectus to “Warner Chilcott,” “the Company,” “our company,” “we,” “us” or “our” refer to Warner Chilcott plc and its direct and indirect subsidiaries. The company that we acquired in 2005, Warner Chilcott PLC, is referred to as the “Predecessor” for all 2004 periods.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

WARNER CHILCOTT PLC

We are a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the U.S. and Western European pharmaceuticals markets. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. Our broad portfolio of established branded products includes a treatment for ulcerative colitis (ASACOL), a non-injectionable osteoporosis product (ACTONEL), oral contraceptives (LOESTRIN 24 FE and FEMCON FE), hormone therapies (ESTRACE Cream, FEMHRT and others) and an oral anti-infective for acne (DORYX).

Our principal executive offices are located at Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland, and our telephone number at that address is +353 41 685 6983. We maintain a website at www.wcrx.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended September 30,	Transition Period Quarter Ended December 31,	Year Ended December 31,				Nine Months Ended September 30,
	Predecessor	Predecessor	Warner Chilcott				Warner Chilcott
	2004	2004	2005	2006	2007	2008	2008	2009
							(Unaudited)	(Unaudited)
Ratio of earnings to fixed charges	18.5x	(1)	(1)	(1)	1.4x	1.2x	2.8x	12.1x

For purposes of these computations, earnings consist of income from continuing operations before income taxes plus fixed charges, plus the amortization of capitalized interest, less interest capitalized. Fixed charges include interest on indebtedness from both continuing and discontinued operations, amortization of debt issuance costs, capitalized interest and the portion of lease rental expense representative of interest. We estimate the interest component of lease rental expense to be one-third of lease rental expense.

As of the date of this prospectus, we have not issued any preferred shares.

(1)	For the quarter ended December 31, 2004 and the years ended December 31, 2005 and 2006, our earnings were insufficient by $17.5 million, $569.8 million and $164.7 million, respectively, to cover our fixed charges for such periods.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that we or certain selling stockholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF WARNER CHILCOTT PLC SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum and articles of association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum and articles of association and the Irish Companies Acts. Copies of our memorandum and articles of association are incorporated by reference herein and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

General

We are public limited company incorporated under the laws of Ireland. Our registered office is located at Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

Capital Structure

Authorized Share Capital.    Our authorized share capital is €40,000 and $6,000,000, divided into 40,000 ordinary shares with a par value of €l per share, 500,000,000 ordinary shares with a par value of $0.01 per share and 100,000,000 preferred shares with a par value of $0.01 per share. The authorized share capital includes 40,000 ordinary shares with a par value of €1 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies. We may issue shares subject to the maximum prescribed by our authorized share capital contained in our memorandum of association.

As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, our articles of association authorize our board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of our incorporation in June 2009.

The authorized share capital may be increased or reduced by way of an ordinary resolution of our shareholders. The shares comprising our authorized share capital may be divided into shares of such par value as the resolution shall prescribe.

Ordinary Shares.    The rights and restrictions to which the ordinary shares are subject are prescribed in our articles of association. Our articles of association entitle our board of directors, without shareholder approval, to determine the terms of preferred shares we issue.

Preferred Shares.    Preferred shares may be preferred as to dividends, rights on a winding up or voting in such manner as our directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option, and may be convertible into or exchangeable for shares of any other class or classes of Warner Chilcott plc, depending on the terms of such preferred shares. Such terms will be described in the applicable prospectus supplement.

Issued Share Capital.    As of October 30, 2009, we had issued approximately 251.5 million ordinary shares with a par value of $0.01 each. All shares issued are fully paid up.

Preemption Rights, Share Warrants and Share Options

Certain statutory preemption rights apply automatically in favor of shareholders under Irish company law where shares are to be issued for cash. However, we have opted out of these preemption rights in our articles of association as permitted under Irish company law. Because Irish law requires that this opt-out be renewed every five years by a special resolution of the shareholders, our articles of association provide that this opt-out will expire five years from the date of our incorporation. A special resolution requires not less than 75% of the votes of our shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to our pre-existing shareholders pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Thus, the board may issue shares upon exercise of warrants or options without shareholder approval or authorization.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means our accumulated realized profits, less our accumulated realized losses. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, our aggregate called-up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant accounts.” The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts that give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. If such unaudited financial statements are prepared prior to the first audited financial statements, they must be reported on by Warner Chilcott’s auditors. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

On November 9, 2009, the High Court of Ireland approved the reduction of the $3,910,472,012 share premium created when the Irish company Warner Chilcott plc, became the holding company of the group in August 2009. This reduction will create distributable reserves of approximately $3.9 billion, which can be used to fund distributions (including the payment of cash dividends) to shareholders or share buy-backs in future periods. The reduction became effective upon the filing of the order of the High Court of Ireland with the Irish Companies Registration Office on November 12, 2009.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by our articles of association. Our articles of association authorize our directors to declare such dividends as appear justified from our profits without the approval of shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. Dividends can be declared and paid in the form of cash or non-cash assets.

Our directors may deduct from any dividend payable to any shareholder all sums of money (if any) payable by such shareholder to our company in relation to our shares.

Our directors are also entitled to issue shares with preferred rights to participate in dividends we declare. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases and Redemptions

Overview

Article 3(d) of our articles of association provides that any ordinary share that we have acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, our repurchase of ordinary shares will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Warner Chilcott plc.” If our articles of association did not contain Article 3(d), repurchases by our company would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “—Purchases by Subsidiaries of Warner Chilcott plc,” including the shareholder approval requirements described below and the requirement that any market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back ordinary shares of Warner Chilcott plc, we are referring to the redemption of ordinary shares by Warner Chilcott plc pursuant to Article 3(d) of the articles of association or the purchase of ordinary shares of Warner Chilcott plc by a subsidiary of Warner Chilcott plc, in each case in accordance with our articles of association and Irish company law as described below.

Repurchases and Redemptions by Warner Chilcott plc

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. On November 9, 2009, the High Court of Ireland approved the reduction of the $3,910,472,012 share premium created when the Irish company Warner Chilcott plc, became the holding company of the group in August 2009. This reduction will create distributable reserves of approximately $3.9 billion, which can be used to fund distributions (including the payment of cash dividends) to shareholders or share buy-backs in future periods. The reduction became effective upon the filing of the order of the High Court of Ireland with the Irish Companies Registration Office on November 12, 2009. We may only issue redeemable shares where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may be, upon redemption, cancelled or held in treasury. Shareholder approval will not be required to redeem our shares.

Our board of directors is also entitled to issue preferred shares which may be redeemed at the option of either our company or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” above for additional information on redeemable preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by our company at any time must not exceed 10% of the nominal value of our issued share capital. While we hold shares as treasury shares, we cannot exercise any voting rights in respect of those shares. We may cancel treasury shares or re-issue them subject to certain conditions.

Purchases by Subsidiaries of Warner Chilcott plc

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to make either market or non-market purchases of our shares. A general authority of our shareholders is required to allow one of our subsidiaries to make market purchases of our shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of our shares is required. Our shareholders have adopted a resolution to permit subsidiaries to make market purchases of our shares once The NASDAQ Stock Exchange (“NASDAQ”) becomes a recognized stock exchange for this purpose. This authority will expire at our 2010 annual general meeting. We may seek the renewal of such general authority, which must expire no later than 18 months after the date on which it was granted, at our annual general meeting in 2010 and at subsequent annual general meetings. In order for one of our subsidiaries to make a market purchase of our shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ, on which our shares are listed, is not currently specified as a recognized stock exchange for this purpose by Irish company law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add NASDAQ to the list of recognized stock exchanges.

For a non-market purchase by one of our subsidiaries, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at our registered office.

The number of shares held by our subsidiaries at any time will count as treasury shares for the purposes of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares must be funded out of distributable reserves of the subsidiary.

Bonus Shares

Under our articles of association, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or our share premium account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under our articles of association, we may by ordinary resolution consolidate and divide all or any of our share capital into shares of larger par value than our existing shares or subdivide our shares into smaller amounts than is fixed by our articles of association.

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution and subject to confirmation by the High Court of Ireland, reduce or cancel our issued share capital in any way.

General Meetings of Shareholders

We are required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end. The first annual general meeting of Warner Chilcott plc may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, our articles of association include a provision reflecting this requirement of Irish law.

Our extraordinary general meetings may be convened (i) by the board of directors, (ii) on requisition of the shareholders holding not less than 10% of our paid up share capital carrying voting rights or (iii) on requisition of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time.

Notice of a general meeting must be given to all of our shareholders and to our auditors. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of the our auditors and all of our shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, our articles of association include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board.

Each director serves a three-year term, with the expiration of such three-year terms staggered according to class.

If the directors become aware that our net assets are half or less of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a poll is demanded at a general meeting, every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our articles of association. Our articles of association permit shareholders to electronically notify us of the appointment of proxies.

Our articles of association provide that all resolutions shall be decided by a show of hands unless a poll is demanded by: the chairman; at least three shareholders present in person or represented by proxy; any shareholder or shareholders present in person or represented by proxy and holding between them not less than 10% of the total voting rights of all the members having the right to vote at such meeting; or a shareholder or shareholders present in person or represented by proxy holding shares in the company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such shares conferring such right. Each ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.

In accordance with our articles of association, our directors may from time to time cause our company to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares and shares held by our subsidiaries will not be entitled to vote at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of our shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of our shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	Amending the objects of Warner Chilcott plc;

•	Amending the articles of association of Warner Chilcott plc;

•	Approving the change of name of Warner Chilcott plc;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or related person;

•	Opting out of the preemption rights on the issuance of new shares;

•	Re-registration of Warner Chilcott plc from a public limited company to a private company;

•	Variation of class rights attaching to classes of shares;

•	Non-market purchasing of own shares;

•	Reduction of share capital;

•	Resolving that Warner Chilcott plc be wound up by the Irish courts;

•	Resolving in favor of a shareholder’s voluntary winding-up;

•	Re-designation of shares into different share classes; and

•	Setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of: (1) 75% of the voting shareholders by value and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of our shares is addressed in our articles of association as well as the Irish Companies Acts. Any variation of class rights attaching to our issued shares must be approved by a special resolution of the shareholders of the class affected.

Quorum for General Meetings

The presence of at least two persons present in person and representing, in person or by proxy, more than 50% in voting rights of our shares constitutes a quorum for the conduct of business. No business may take place at a general meeting of our shareholders if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in our articles of association. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (1) receive a copy of our memorandum and articles of association and notice of any act of the Irish Government which alters our memorandum of association; (2) inspect and obtain copies of the minutes of our general meetings and resolutions; (3) inspect and receive a copy of our register of shareholders, register of directors and secretaries, register of directors’ interests and the other statutory registers we maintain; (4) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (5) receive balance sheets of any of our subsidiaries that have previously been sent to shareholders prior to an annual general meeting during the preceding ten years. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to the shareholders with Warner Chilcott plc’s IFRS Financial Statements 21 days before the annual general meeting and must be read to the shareholders at our annual general meeting. We will only provide IFRS Financial Statements if required by Irish law.

Acquisitions and Appraisal Rights

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of: (1) 75% of the voting shareholders by value, and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of our shares. Where the holders of 80% or more of our shares have accepted an offer for their shares in our company, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“E.U.”), this threshold would be increased to 90%; and

(c)	it is also possible for our company to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If we are being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2005/56 and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of ours must therefore make such a notification to our company if, as a result of a transaction, the shareholder will be interested in 5% or more of our shares; or, if as a result of a transaction, a shareholder who was interested in more than 5% of our shares ceases to be so interested. Where a shareholder is interested in more than 5% of our shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to our company. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of our share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to our company within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our shares concerned held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, under the Irish Companies Acts, we may by notice in writing require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (a) indicate whether or not it is the case and (b) where such person holds or has during that time held an interest in our shares, to give such further information as we may require, including particulars of such person’s own past or present interests in our shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where we serve such a notice on a person who is or was interested in our shares and that person fails to give our company any information required within the reasonable time specified, we may apply to court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

Where our shares are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

In addition to the statutory rights set out above, our articles of association allow our directors to suspend the voting rights attaching to the relevant shares without recourse to the courts where a disclosure notice has not been complied with. Where the disclosure notice that has not been complied with relates to at least 0.25 per cent of the nominal value of all the issued shares of that class, the articles of association also permit the directors to take the following action without recourse to the courts:

(a)	dividends and other distributions payable on those shares may be suspended;

(b)	the directors may decline to register transfers of those shares until the disclosure notice has been complied with or the directors are satisfied that they have been provided with the details of the beneficial owner of the shares or the shares have been transferred on a stock market where the shares are normally traded or are acquired by a person unconnected to the persons believed to have been interested in the shares.

It is within the directors’ general discretion to end the suspension of rights imposed pursuant to these powers under the articles of association.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law, and shareholder approval may be required under Irish law to implement such a plan. In addition, such a plan would be subject to the Irish Takeover Rules described below.

Subject to the Irish Takeover Rules described below, the board has power to issue any of our authorized and unissued shares on such terms and conditions as it may determine (as described above under “—Capital Structure—Authorized Share Capital”) and any such action should be taken in our best interests. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Warner Chilcott plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•

the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•

a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Warner Chilcott plc, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Warner Chilcott plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire our ordinary shares within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for our ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, then the offer shall be in cash (or accompanied by a full cash alternative) and the price per Warner Chilcott plc ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Warner Chilcott plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Warner Chilcott plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Warner Chilcott plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, our board of directors is not permitted to take any action that might frustrate an offer for our shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by our shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, please see above at “—Preemption Rights, Share Warrants and Share Options” and “—Disclosure of Interests in Shares,” in addition to “—Corporate Governance,” “—Election of Directors,” “—Vacancies on Board of Directors,” “—Removal of Directors,” “—Shareholder Consent to Action Without Meeting,” “—Director Nominations; Proposals of Shareholders” and “—Amendment of Governing Documents” below.

Corporate Governance

Our articles of association delegate the day-to-day management of our company to the board of directors. The board of directors may then delegate management of our company to committees, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of our company. Our committees include a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. In addition, we have adopted a Code of Business Conduct and Ethics.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of our company is Warner Chilcott public limited company. Warner Chilcott plc was incorporated in Ireland as a public limited company on June 2, 2009 with company registration number 471506. Our fiscal year ends on December 31, and our registered address is Unit 19, Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration is unlimited. We may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the shareholders of our company is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of the shareholders to a return of our company’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our articles of association or the terms of any preferred shares issued by our company from time to time. The holders of any preferred shares in particular may have the right to priority in a dissolution or winding up of our company. If our articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, our assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Our articles of association provide that the ordinary shareholders of our company are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Certificated and Uncertificated Shares

The shares of our company may be represented in either certificated or uncertificated form.

Stock Exchange Listing

Our ordinary shares are listed on NASDAQ under the symbol “WCRX.”

No Liability for Further Calls or Assessments

All of our issued shares have been duly and validly issued and fully paid.

Transfer and Registration of Shares

Our company’s share register is maintained by our Transfer Agent, American Stock Transfer & Trust Company, LLC. Registration in this share register is determinative of membership in Warner Chilcott plc. A shareholder of who holds our shares through DTC is not the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in our company’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on our company’s official share register any transfer of shares (i) from a person who holds such shares outside of DTC to any other person, (ii) from a person who holds such shares through DTC to a person who holds such shares outside of DTC or (iii) from a person who holds such shares through a depository to another person who holds such shares through a depository where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who holds shares outside of DTC to transfer those shares into his or her own broker account at a depository (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our company’s official Irish share register.

Our articles of association delegate to our Secretary or an assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the Secretary or an assistant secretary may do if for any reason such instrument is required and has not been lodged with the company. We may, in our absolute discretion, pay (or cause one of our affiliates to pay) any Irish stamp duty payable in respect of a transfer of shares. Our articles of association provide that, in the event of any such payment, we (i) may seek reimbursement from the buyer, (ii) have a lien against the Warner Chilcott plc shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the Irish stamp duty against future dividends on such shares.

The directors may decline to recognize any instrument of transfer unless:

(i)	the instrument of transfer is duly stamped (if required by law) and lodged with the company, at such place as the directors shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer,

(ii)	the instrument of transfer is in respect of only one class of share, and

(iii)	they are satisfied that all applicable consents, authorizations, permissions or approvals required to be obtained pursuant to any applicable law or agreement prior to such transfer have been obtained or that no such consents, authorizations, permissions or approvals are required.

Election of Directors

The Irish Companies Acts provide for a minimum of two directors. Our articles of association provide for a minimum of two directors and a maximum of ten directors. The shareholders of our company may from time to time increase or reduce the maximum number of directors by ordinary resolution, or increase the minimum number of directors by a special resolution amending the articles of association.

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. Each director serves a three-year term, with the expiration of such three-year terms staggered according to class.

Vacancies on Board of Directors

Our articles of association provide that the directors shall have the authority to appoint one or more directors to our board, subject to the maximum number of directors provided for in the articles of association. A vacancy caused by the removal of a director by shareholders may be filled at the meeting at which the director is removed by resolution of our shareholders. If not, it may be filled by the board of directors.

Any director so appointed or elected shall constitute a member of the class of directors represented by the person that was replaced. During any vacancy in the board, the remaining directors shall have full power to act as the board.

Removal of Directors

The Irish Companies Acts provide that notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution remove a director from office before the expiration of his or her term. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against our company in respect of his or her removal.

Duties of the Board of Directors

Our directors have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of our company (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on the business of our company while insolvent, without due regard to the interests of creditors). For public limited companies like ours, directors are under a specific duty to ensure that the Secretary is a person with the requisite knowledge and experience to discharge the role.

Indemnification of Directors and Officers; Insurance

Our articles of association confer an indemnity on our directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of our company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director and the company.

We and our wholly owned subsidiary Warner Chilcott Limited have entered into indemnification agreements (the “Indemnification Agreements”) with each of our directors and our Secretary that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. Specifically, the Indemnification Agreements provide that Warner Chilcott Limited will indemnify the indemnitee against claims related to such indemnitee’s service to our company, and against claims related to such indemnitee’s service to Warner Chilcott Limited, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee (x) for an accounting of profits made from the purchase or sale by such indemnitee of securities of our company, or Warner Chilcott Limited, as applicable, pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of state statutory or common law or (y) for reimbursement to our company, or Warner Chilcott Limited, as applicable, of any bonus or other incentive-based or equity-based compensation or of any profits realized by such indemnitee from the sale of securities of our company, or Warner Chilcott Limited, as applicable, as required under the Exchange Act; (ii) in certain circumstances, in respect of any action, suit or proceeding initiated by the indemnitee against our company, Warner Chilcott Limited or any of our respective subsidiaries, directors, officers, employees, agents or other indemnities; (iii) in respect of any proceeding brought by our company, Warner Chilcott Limited or any of our respective subsidiaries against such indemnitee; (iv) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; (v) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). The Indemnification Agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy within five business days of a request of the insurer, the indemnitee shall be entitled to receive such indemnification payment or expense advancement pursuant to the terms of the Indemnification Agreement. Any appropriate person or body consisting of a member or members of the board of directors of our company or any other person or body appointed by the board of directors of our company who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel, may preclude an indemnification payment or expense advancement under the Indemnification Agreement if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Indemnification Agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows our company to indemnify such indemnitee under our articles of association as then in effect, we will reimburse Warner Chilcott Limited for any related indemnification payments or expense advancements.

Our directors may on a case-by-case basis decide at their discretion that it is in the best interest of our company to indemnify an individual director from any liability arising from his or her position as a director of our company. However, this discretion must be exercised bona fide in the best interests of our company as a whole.

In addition, our articles of association provide that, as far as is permissible under the Irish Companies Acts, we shall indemnify any executive officer of our company (excluding the Secretary) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an executive officer. This indemnity does not extend to any liability arising out of (a) any fraud or dishonesty in the performance of such person’s duty to our company, or (b) such person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of our company.

We have taken out directors and officers liability insurance, as well as other types of insurance, for our directors and officers.

Limitation on Director Liability

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Conflicts of Interest

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Directors who have a personal interest in a contract or a proposed contract with our company are required to declare the nature of their interest at a meeting of our directors. We are required to maintain a register of such declared interests which must be available for inspection by the shareholders.

Our articles of association provide that a director may hold any other office with our company (except that of auditor) and may be paid extra remuneration therefor; a director may act by himself or for his firm in a professional capacity for our company and shall be entitled to remuneration therefor; and subject to the provisions of the applicable law, a director may be a party to, or otherwise interested in, any transaction or arrangement with our company or in which we are interested. Further, so long as a director declares his interest at the first opportunity at a meeting of the board of directors or by writing to the board of directors, he will not be accountable to our company for any benefit he derives from any such arrangements.

Our articles of association, to the maximum extent permitted under Irish law, renounce any interest or expectancy of our company in opportunities that are presented to our officers, directors or shareholders, or their affiliates.

Shareholders’ Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Warner Chilcott plc. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against Warner Chilcott plc would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that the company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

•	Where an ultra vires or illegal act is perpetrated.

•	Where more than a bare majority is required to ratify the “wrong” complained of.

•	Where the shareholders’ personal rights are infringed.

•	Where a fraud has been perpetrated upon a minority by those in control.

•	Where the justice of the case requires a minority to be permitted to institute proceedings.

The shareholders of our company may also bring proceedings against our company where the affairs of our company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct which is burdensome, harsh or wrong. The conduct must relate to our internal management. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Shareholder Consent to Action Without Meeting

The Irish Companies Acts provide that shareholders may approve an ordinary or special resolution of shareholders without a meeting if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Our articles of association do not include provisions permitting shareholders to take action by written resolution.

Record Dates for Shareholder Meetings

Our articles of association provide that the record date for any general shareholder meeting shall be at least 10 days and at most 60 days prior to the general meeting.

Director Nominations; Proposals of Shareholders

Our articles of association provide that with respect to general meetings of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be proposed by or at the direction of the board of directors; at the direction of the High Court of Ireland; by shareholders in accordance with the relevant provisions of the Irish Companies Acts or, in respect of annual general meetings only, in accordance with the procedures set forth in the articles of association; or by the chairman of the meeting.

In order to comply with the advance notice procedures of our articles of association, a shareholder must give written notice to our Secretary on a timely basis. To be timely for an annual general meeting, notice must be received by the company not less than 120 days nor more than 150 days in advance of the first anniversary of the notice convening Warner Chilcott Limited’s, or Warner Chilcott plc’s, as the case may be, annual general meeting for the prior year.

The notice must include the name and address of the shareholder who intends to make a proposal or nomination and certain affiliates of the shareholder (each, a “Shareholder Associated Person”); the class and number of shares held by the shareholder and any Shareholder Associated Person; a description of any agreement, arrangement or understanding with respect to the proposal or nomination between the shareholder and any Shareholder Associated Person; a description of any agreement, arrangement or understanding that has been entered into by or on behalf of the shareholder or any Shareholder Associated Person the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such shareholder or Shareholder Associated Person with respect to shares of Warner Chilcott plc; a representation that the shareholder is a record holder of shares of Warner Chilcott plc and is entitled to vote at the shareholder meeting; and a representation of whether the shareholder or the Shareholder Associated Person, if any, intends to deliver a proxy statement or otherwise solicit proxies in favor of the proposal or nomination. In addition, a notice regarding a shareholder proposal must include the text of the proposal, a brief description of the proposed business and the reasons for conducting such business at the meeting. With respect to a shareholder nomination, we may require the proposed nominee to furnish additional information to determine the eligibility of the proposed nominee to serve as a director.

The chairman of the meeting may refuse to transact any business or may disregard nomination of any person if a shareholder fails to comply with the foregoing procedures.

Additionally, the Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “—General Meetings of Shareholders.”

Adjournment of Shareholder Meetings

Our articles of association provide that the chairman of any shareholder meeting may, with the consent of a majority of votes cast by the shareholders present and voting on an adjournment proposal at a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place. No business shall be conducted at any adjourned meeting other than business which might have been transacted at the meeting from which the adjournment took place. Any meeting duly called at which a quorum is not present shall be adjourned and we shall provide notice pursuant to our articles of association.

Amendment of Governing Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution.

Enforcement of Civil Liabilities against Foreign Persons

We have been advised by our Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be convertible into other securities, including our ordinary shares. The debt securities will be issued under one or more separate indentures between our company and a financial institution that will act as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred shares, ordinary shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between our company and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, preferred stock, common stock, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by our company or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Warner Chilcott, its affiliates, the trustees, the warrant agents, the unit agents or any other agent of Warner Chilcott, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling shareholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling shareholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling shareholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling shareholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling shareholders, if applicable, to indemnification by us and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our ordinary shares, which are listed on NASDAQ. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our ordinary shares, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Warner Chilcott who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus are sold.

Warner Chilcott SEC Filings	Period or Date Filed
Annual Report on Form 10-K, as amended	Fiscal year ended December 31, 2008

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2009, June 30, 2009 and September 30, 2009

Current Reports on Form 8-K	Filed on January 30, 2009, March 17, 2009, March 20, 2009, May 4, 2009, May 11, 2009 (except Item 2.02), June 26, 2009, August 3, 2009, August 6, 2009, August 21, 2009, August 24, 2009, September 10, 2009 (except Item 7.01), September 23, 2009 (except Item 7.01), October 16, 2009, October 21, 2009, October 23, 2009, and November 2, 2009, as amended on November 13, 2009

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

c/o Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Investor Relations

Telephone: (973)  442-3200

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements:

•	our substantial indebtedness;

•	competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products);

•	our ability to protect our intellectual property;

•

a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third-party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities;

•

pricing pressures from reimbursement policies of private managed care organizations and other third-party payors, government-sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains;

•	the loss of key senior management or scientific staff;

•	adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject;

•

government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with which we do business to obtain necessary regulatory approvals;

•	our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products;

•	our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products;

•	changes in tax laws or interpretations that could increase our consolidated tax liabilities; and

•

the other factors that are described under “Risk Factors” in our periodic filings including our most recent annual report, our Current Report on Form 8-K filed on November 2, 2009, and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

LEGAL MATTERS

The validity of the ordinary shares and preferred shares in respect of which this prospectus is being delivered will be passed on for us by Arthur Cox, Solicitors, Dublin, Ireland. The validity of the other securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Procter & Gamble Pharmaceuticals as of June 30, 2009 and June 30, 2008 and for each of the three years in the period ended June 30, 2009 incorporated in this prospectus by reference from the Current Report on Form 8-K of Warner Chilcott plc dated November 13, 2009 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given on their authority as experts in auditing and accounting.